Exhibit 99.1

SWM ANNOUNCES FIRST QUARTER 2021 RESULTS

ALPHARETTA, GA, May 5, 2021 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three months and year ended March 31, 2021.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), "organic" - pro forma for "Tekra" - Tekra and Trient acquisition that closed in March 2020.

First Quarter 2021 Financial Results Summary

•15% organic sales growth in AMS and strong margin performance across both segments drove positive consolidated results
•Total sales were $288.2 million, up 10.2%
•GAAP operating profit was $33.5 million, or 11.6% of sales, down 2%; Adjusted operating profit was $45.3 million, or 15.7% of sales, up 14%
•GAAP EPS was $0.68, down 6%, reflected Scapa acquisition related expenses of $0.22 per share acquisition (closed April 15, 2021); Adjusted EPS was $1.02, up 20%

2021 Financial Outlook

•The Company issued 2021 Adjusted EPS guidance of $3.75 to $4.05, which includes $0.10 of accretion from the Scapa acquisition for the remainder of 2021 and at least $0.50 of Adjusted EPS accretion in 2022 as the business trends toward pre-COVID-19 performance

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "SWM got off to a strong start to 2021, carrying forward the positive momentum from the fourth quarter in several key areas of the business. We leveraged a 10% sales increase into 20% Adjusted EPS growth, with high organic sales growth in AMS and solid execution across our operations. Our teamwork and dedication to servicing customers remains a pillar of our success, as it has throughout the pandemic, as demonstrated by these results. We are also excited about the recent closing of the Scapa acquisition, a pivotal transaction that accelerates our growth outlook by scaling up our healthcare business, bolstering our presence in several attractive industrial end-markets, and adding a host of new capabilities. We are better positioned than ever to be the supplier of choice for our global customers, as we deliver an even greater set of essential performance materials and fully integrated solutions."

"First quarter results were propelled by 15% organic growth in AMS, with over 20% increases in both transportation and filtration sales. Our leadership position in very attractive specialty applications within these broad industries is serving us well. For example, demand for high-end air filtration media remains elevated and the sharp rebound in our auto paint protection films business has continued, with each product category delivering more than 50% growth versus last year. EP performed as we expected, with lower volumes partially offset by efficiencies and an improved cost structure. Heat-not-Burn products and certain other tobacco papers showed good growth. During the quarter, we did experience some temporary unfavorable timing impacts of customer inventory drawdowns related to the closing of our Spotswood facility, which should be behind us going forward."

"Looking forward, we are poised for growth in 2021 and are excited to welcome the Scapa organization into SWM. We are a best-in-class performance materials and solutions company with expanded innovation and manufacturing capabilities, increased scale, and a bright outlook. While some aspects of Scapa's business have been previously challenged by the pandemic, particularly the impact of reduced elective medical procedures on its healthcare business, recent trends show many areas moving towards more normalized levels. Longer-term we are highly optimistic about the growth opportunities we can pursue together and the potential to create significant value for our customers and shareholders through this combination."

Dr. Kramer concluded "With the Scapa acquisition now closed, we are providing 2021 Adjusted EPS guidance of $3.75 to $4.05, which includes $0.10 of Scapa accretion, and implies high-single-digit growth versus 2020.

Consistent with our comments in February, we expect strong sales and profit gains in AMS to offset a reversion toward more historical levels of operating profits in EP, as 2020 benefited from some one-time customer inventory builds. Our guidance also reflects a cautious view on input costs given the significant and unexpected recent increases in resin and wood pulp and continued supply chain challenges related to COVID-19. To offset these headwinds, we have already implemented price increases and other measures. Regarding Scapa, the business has been performing as we expected, and we anticipate positive trends in 2021 as it continues to recover from COVID-19 impacts. Further, we are optimistic that 2022 will bring a more normalized environment and dramatically improved financial results. We look forward to onboarding the Scapa team, integrating our businesses, capitalizing on the many opportunities across the business, and ultimately delivering another year of robust cash flows and earnings growth."

First Quarter 2021 Financial Results

Advanced Materials & Structures segment sales were $163.0 million, up 33%, including the benefit from the Tekra acquisition, while organic sales increased 15% (acquisition closed in March 2020, organic calculation assumes pro forma ownership for the full prior year period). The organic sales increase was driven by rapid growth in transportation sales as they continued to rebound sharply from COVID-19 related pressures that began early in 2020. Filtration sales also increased over 20%, led by air filtration products, as well as gains across water and process filtration products. Healthcare sales increased with gains across the portfolio, including woundcare, facemasks, and medical packaging. Construction sales increased, led by double-digit growth in key infrastructure and construction applications. Industrial sales declined during the quarter.

GAAP operating profit was $21.3 million, or 13.1% of sales, up 55%. Adjusted operating profit was $27.8 million, up 44%, with margin up 140 basis points to 17.1%. Both GAAP and adjusted operating profit growth were driven by strong organic sales growth and the incremental benefit of the acquired Tekra business, partially offset by higher raw material costs, primarily for polypropylene resin.

Engineered Papers segment sales were $125.2 million, down 10%, driven by a 6% volume decrease and unfavorable price/mix of 8%, which were partially offset by a 4% currency benefit (related to the Euro). The volume decline was primarily attributable to the continued reduction of low-margin printing and writing products and a decrease in high-value LIP (low ignition propensity) tobacco papers. The LIP decline was anticipated as the Company transitioned a large customer previously supplied from the Spotswood, NJ facility (closed during 4Q:20) to other sites, and the customer worked through legacy inventories. The LIP volume decline also contributed to the negative mix. The total volume declines were partially offset by growth in certain other specialty tobacco papers and gains in Heat-not-Burn recon products as our customers are benefiting from increased sales of reduced risk products.

GAAP operating profit was $29.9 million, or 23.9% of sales, down 10%. Adjusted operating profit was $31.6 million, down 6%, with adjusted operating margin expanding 100 basis points to 25.2%. Margins increased primarily due to cost reductions from the Spotswood site closure, good manufacturing and operational performance, and strong SG&A controls, partially offset by higher wood pulp input costs. Currency movements resulted in a $1.4 million benefit to operating profit, mainly from the Euro and Brazilian Real.

Unallocated GAAP expenses were $17.7 million, versus $13.0 million in 1Q:20; $3.6 million of the increase related to the Scapa acquisition and associated third-party advisory and diligence costs. Adjusted unallocated expenses (which excluded the Scapa acquisition related costs) were $14.1 million, versus $13.0 million, and were 4.9% of total sales, down 10 basis points.

Consolidated sales were $288.2 million, up 10%, or up 7% absent favorable currency movements. GAAP operating profit was $33.5 million, down 2%, and GAAP operating profit margin was 11.6%. Adjusted operating profit was $45.3 million, up 14%, and adjusted operating profit margin was 15.7%, up 50 basis points.

GAAP income was $21.6 million, down 4%; GAAP EPS was $0.68; GAAP EPS was impacted by $0.22 per share of Scapa acquisition related expenses (detailed below). Adjusted income was $32.2 million, up 22%; Adjusted EPS was $1.02. Adjusted EBITDA was $55.2 million, up 13%, and adjusted EBITDA margin was 19.2%, up 50 basis points.

Interest expense was $2.9 million, down from $6.9 million, and benefited from a $4.5 million reversal of previously accrued expenses related to Brazil tax assessments due to a favorable settlement. Interest expense on debt was $7.4 million, up $0.5 million due to higher average debt balances as a result of the Tekra acquisition. Other expense was $2.6 million, versus other income of $0.6 million in the prior year quarter, due primarily to the negative mark-to-market impact of forward currency contracts on the British pound associated with the Scapa acquisition to hedge currency risk of the purchase price during the period between the transaction agreement and closing. This expense was partially offset by other components of the favorable Brazil tax assessment settlement.

The Company reported a tax rate of 26.4%, versus 19.1% in the prior year period. Excluding the effect of non-GAAP adjustments, the first quarter 2021 tax rate was 20.5% (the implied rate reflected in the Company's Adjusted EPS), versus 21.3% in the prior year quarter.

The Company's Chinese JVs contributed $0.03 to both GAAP and Adjusted EPS, versus breakeven in the prior year quarter.

Net currency movements had a $1.8 million benefit operating profits and the translation impact of net currency movements was positive $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to first quarter 2021 results were $0.22 per share of expenses related to the Scapa acquisition and included third party advisory and diligence fees which affected GAAP operating profits and the unfavorable mark-to-market impact of the British pound forward contracts which affected other expense. Non-GAAP adjustments also included purchase accounting expenses of $0.16 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). The Company also adjusted for the benefit related to the Brazil tax assessment settlement, which equated to $0.11 of EPS, which had a positive impact on interest and other expense.

Cash Flow, Debt, & Dividend

First quarter 2021 cash provided by operating activities was $12.7 million, up $7.6 million. The Company's working capital-related cash outflows were $30.5 million, compared to $33.7 million in the prior year period, reflecting the Company's typical seasonal working capital pattern.

Capital spending and capitalized software totaled $7.6 million, down $0.5 million. Year-to-date free cash flow was $5.1 million, up $8.1 million, due to operating profit growth and favorable working capital movements.

Total debt was $617.9 million as of March 31, 2021, up $24.6 million from year end 2020, and total cash was $63.7 million; net debt was $554.2 million on March 31, 2021, up $15.6 million. Pursuant to the terms of the Company's credit agreement, net debt to adjusted EBITDA was 2.4x as of March 31, 2021, versus 2.3x at year end 2020. Subsequent to the end of the first quarter, the Company closed the Scapa acquisition; adjusting for the transaction, the Company's net debt to adjusted EBITDA is estimated to be approximately 4.3x.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on June 18, 2021 to stockholders of record as of May 21, 2021.

Business Outlook

The Company issued 2021 Adjusted EPS guidance of $3.75 to $4.05, which includes $0.10 of accretion from the Scapa acquisition. The 2021 expected accretion from Scapa reflects continued challenges, as anticipated, in its healthcare business as the operations progress back toward pre-COVID performance levels. Management expects the transaction to be at least $0.50 accretive to Adjusted EPS in 2022.

Due to the recent timing of the Scapa acquisition close, as well as the scope and complexity of the accounting transition from IFRS to US GAAP and required purchase accounting expense analyses (primarily valuation of intangible assets), the Company is not able to estimate GAAP EPS for 2021 and provide the associated reconciliation to Adjusted EPS guidance without unreasonable effort.

Conference Call

SWM will hold a conference call to review first quarter 2021 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, May 6, 2021. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company, focused on bringing best-in-class innovation, design, and manufacturing solutions to our customers. Our highly engineered films, adhesive tapes, foams, nets, nonwovens, and papers are designed and manufactured using resins, polymers, and natural fibers for a variety of industries and specialty applications. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 5,000 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by by that Act and other legal protections. Forward-looking statements include, without limitation, those regarding the incurrence of additional debt, future performance, capital expenditures, future market and EPS trends and guidance, sales and volume trends, growth prospects, the cost and timing of our restructuring actions, currency rates and trends and impact on EPS, future cash flows, purchase accounting impacts, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, the expected benefits and accretion of the Scapa acquisition and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words.

These forward-looking statements are prospective in nature and not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which our business shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. No assurance can be given that such expectations will prove to have been correct and persons reading this presentation are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this press release. These statements are not guarantees of future performance and are subject to certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, the following factors:

•Risks associated with pandemics and other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the COVID-19 pandemic;

•The impact of mandatory business closures, limits on non-essential travel, “social or physical distancing” guidelines, “shelter-in-place” mandates and similar governmental and private measures taken to combat the spread of COVID-19;

•Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In addition, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•Employee retention and labor shortages;

•Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•New reports as to the effect of smoking on human health or the environment;

•Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•Changes in the method pursuant to which LIBOR rates are determined and the phasing out of USD LIBOR after 2023;

•Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•Increased taxation on tobacco-related products;

•Costs and timing of implementation of any upgrades or changes to our information technology systems;

•Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•Changes in construction and infrastructure spending and its impact on demand for certain products;

•Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements herein are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data. The financial results reported in this release are unaudited.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the year ended December 31, 2020 and other reports we file with the SEC from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, plant closure expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020	% Change
Net sales	$288.2	$261.5	10.2%
Cost of products sold	207.4	187.2	10.8
Gross profit	80.8	74.3	8.7

Selling expense	9.1	9.5	(4.2)
Research and development expense	3.8	3.2	18.8
General expense	32.7	27.4	19.3
Total nonmanufacturing expenses	45.6	40.1	13.7

Restructuring and impairment expense	1.7	0.1	N.M.
Operating profit	33.5	34.1	(1.8)
Interest expense	2.9	6.9	(58.0)
Other (expense) income, net	(2.6)	0.6	N.M.
Income before income taxes and income from equity affiliates	28.0	27.8	0.7

Provision for income taxes	7.4	5.3	39.6
Income from equity affiliates, net of income taxes	1.0	—	N.M
Net income	$21.6	$22.5	(4.0)%

Net income per share - basic:
Net income per share – basic	$0.69	$0.72	(4.2)%

Net income per share – diluted:
Net income per share – diluted	$0.68	$0.72	(5.6)%

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	30,974,200	30,712,300

Diluted	31,340,500	30,910,000

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$63.7	$54.7
Accounts receivable, net	172.9	148.5
Inventories	173.3	179.7
Other current assets	18.2	13.5
Property, plant and equipment, net	324.1	339.0
Goodwill	401.8	403.7
Other noncurrent assets	433.5	445.8
Total Assets	$1,587.5	$1,584.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$2.7	$2.8
Other current liabilities	155.0	164.1
Long-term debt	615.2	590.5
Pension and other postretirement benefits	35.3	36.5
Deferred income tax liabilities	45.0	45.1
Long-term income tax payable	17.7	17.7
Other noncurrent liabilities	63.7	78.6
Stockholders’ equity	652.9	649.6
Total Liabilities and Stockholders’ Equity	$1,587.5	$1,584.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating
Net income	$21.6	$22.5
Non-cash items included in net income:
Depreciation and amortization	16.9	15.3
Deferred income tax	3.0	0.7
Pension and other postretirement benefits	1.1	0.8
Stock-based compensation	2.1	2.2
Income from equity affiliates	(1.0)	—
Brazil tax assessment accruals, net	(6.1)	—
Other items	5.6	(2.7)
Changes in operating working capital	(30.5)	(33.7)
Cash provided by operations	12.7	5.1

Investing
Capital spending	(7.1)	(7.4)
Capitalized software costs	(0.5)	(0.7)
Acquisitions, net of cash acquired	—	(170.6)
Other investing	0.3	2.4
Cash used in investing	(7.3)	(176.3)

Financing
Cash dividends paid to SWM stockholders	(13.8)	(13.7)
Proceeds from issuances of long-term debt	25.0	212.0
Payments on long-term debt	(0.6)	(0.4)
Payments for debt issuance costs	(3.0)	—
Purchases of common stock	(3.1)	(1.0)
Cash provided by financing	4.5	196.9

Effect of exchange rate changes on cash and cash equivalents	(0.9)	(2.0)

Increase in cash and cash equivalents	$9.0	$23.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended March 31,
	2021	2020	% Change
AMS	$163.0	$122.9	32.6%
EP	125.2	138.6	(9.7)%
Total Consolidated	$288.2	$261.5	10.2%

Operating Profit
	Three Months Ended March 31,
			Return on Net Sales
	2021	2020	2021	2020
AMS	$21.3	$13.7	13.1%	11.1%
EP	29.9	33.4	23.9%	24.1%
Unallocated	(17.7)	(13.0)
Total Consolidated	$33.5	$34.1	11.6%	13.0%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended March 31,
	2021	2020
AMS - Purchase Accounting Adjustments	$6.5	$5.6
EP - Restructuring and impairment Expenses	1.7	0.1
Unallocated - Acquisition Related Costs	3.6	—
Total Consolidated	$11.8	$5.7

Adjusted Operating Profit
	Three Months Ended March 31,
			Return on Net Sales
	2021	2020	2021	2020
AMS	$27.8	$19.3	17.1%	15.7%
EP	31.6	33.5	25.2%	24.2%
Unallocated	(14.1)	(13.0)
Total Consolidated	$45.3	$39.8	15.7%	15.2%

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Operating profit	$33.5	$34.1
Plus: Restructuring expenses	1.7	0.1
Plus: Purchase accounting adjustments	6.5	5.6
Plus: Acquisition related costs	3.6	—
Adjusted Operating Profit	$45.3	$39.8

Income	$21.6	$22.5
Plus: Restructuring and impairment expense	1.7	0.1
Less: Tax impact of restructuring and impairment expense	(0.4)	—
Plus: Purchase accounting adjustments	6.5	5.6
Less: Tax impact of purchase accounting adjustments	(1.6)	(1.4)
Plus: Brazil tax assessments	(6.1)	—
Less: Tax impact of Brazil tax assessments	2.7	—
Plus: Acquisition Related Costs	3.6	—
Less: Tax impact on acquisition Related Costs	(0.8)	—
Plus: GBP forward contract MTM	5.6	—
Less: Tax Impact on GBP forward contract MTM	(1.3)	—
Less: Tax legislative changes, net of other discrete items	0.7	(0.3)
Adjusted Income	$32.2	$26.5

Earnings per share - diluted	$0.68	$0.72
Plus: Restructuring and impairment expense	0.06	—
Less: Tax impact of restructuring and impairment expense	(0.01)	—
Plus: Purchase accounting adjustments	0.21	0.18
Less: Tax impact of purchase accounting adjustment	(0.05)	(0.04)
Plus: Brazil tax assessments	(0.20)	—
Less: Tax impact of Brazil tax assessments	0.09	—
Plus: Acquisition related costs	0.11	—
Less: Tax impact on acquisition related costs	(0.02)	—
Plus: GBP forward contract MTM	0.18	—
Less: Tax impact on GBP forward contract MTM	(0.05)	—
Less: Tax legislative changes, net of other discrete items	0.02	(0.01)
Adjusted Earnings Per Share - Diluted	$1.02	$0.85

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Net income	$21.6	$22.5
Plus: Interest expense on debt	7.4	6.9
Plus: Reversal of interest expense on Brazil tax assessments	(4.5)	—
Plus: Provision for income taxes	7.4	5.3
Plus: Depreciation and amortization	16.4	14.8
Plus: Restructuring and impairment expense	1.7	0.1
Plus: Inventory write-down expense related to plant closure	—	—
Plus: Acquisition related costs	3.6	—
Plus: Income from equity affiliates	(1.0)	—
Plus: Other income, net	(1.4)	(0.6)
Plus: GBP forward contract MTM	5.6	—
Plus: Reversal of other expenses related to Brazil tax assessments	(1.6)	—
Adjusted EBITDA	$55.2	$49.0

AMS adjusted EBITDA	$32.1	$22.7
EP adjusted EBITDA	37.0	39.0
Unallocated adjusted EBITDA	(13.9)	(12.7)
Adjusted EBITDA	$55.2	$49.0

Cash provided by operating activities	$12.7	$5.1
Less: Capital spending	(7.1)	(7.4)
Less: Capitalized software costs	(0.5)	(0.7)
Free Cash Flow	$5.1	$(3.0)

	March 31, 2021	December 31, 2020

Total Debt	$617.9	$593.3
Less: Cash	63.7	54.7
Net Debt	$554.2	$538.6